EXHIBIT 99.1

Contact:	Mark Murphy, Chief Executive Officer
(949) 769-3200

For Immediate Release

PRO-DEX, Inc. Receives NASDAQ Notice of Non-compliance

 Intends to Request Hearing

IRVINE, California, January 13, 2010 -- Pro-Dex, Inc. (NASDAQ:  PDEX) (“the Company”) announced today that on January 11, 2010, it was notified by the NASDAQ Staff that it does not comply with the minimum $1.00 bid price requirement set forth in Listing Rule 5550(a)(2) (the “Rule”).  As a result, the Company’s common stock is subject to delisting from The NASDAQ Stock Market unless the Company requests a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”).  The Company intends to timely request a hearing before a Panel, which will automatically stay the delisting of the Company’s common stock pending the issuance of the Panel’s decision after a hearing.  Under NASDAQ’s Listing Rules, the Panel may, in its discretion, determine to continue the Company’s listing pursuant to an exception to the Rule for a maximum of 180 calendar days from the date of the Staff’s notification which would be through July 9, 2010.  However, there can be no assurances that the Panel will do so or that the Company’s plans to exercise diligent efforts to maintain the listing of its common stock on NASDAQ will be successful.

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Pro-Dex, Inc., with operations in Irvine, California, Beaverton, Oregon and Carson City, Nevada, specializes in bringing speed to market in the development and manufacture of technology-based solutions that incorporate miniature rotary drive systems, embedded motion control and fractional horsepower DC motors, serving the medical, dental, semi-conductor, scientific research and aerospace markets. Pro-Dex's products are found in hospitals, dental offices, medical engineering labs, commercial and military aircraft, scientific research facilities and high tech manufacturing operations around the world.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.